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                                                                    EXHIBIT 11.1

                              DRYPERS CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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
                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
Net Income (Loss)........................................ $  (2,915) $    1,973
Preferred Stock Dividend.................................        55         168
                                                          ---------  ----------
Net Income (Loss) Attributable to Common Stockholders.... $  (2,970) $    1,805
                                                          =========  ==========
Weighted Average Number of Shares of Common Stock........ 6,621,353   7,837,778
Common Stock Equivalents.................................        --  10,768,290
                                                          ---------  ----------
Weighted Average Number of Shares of Common Stock and
 Common Stock Equivalents................................ 6,621,533  18,606,068
                                                          =========  ==========
Net Income (Loss) Per Share of Common Stock and Common
 Stock Equivalents....................................... $    (.45) $      .11
                                                          =========  ==========
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